Exhibit 4.44
English Translation
Technology Support and Service Agreement
THIS TECHNOLOGY SUPPORT AND SERVICE AGREEMENT (“this Agreement”) is entered into by the parties below in Beijing on April 1, 2008:

Party A:	AirMedia Technology (Beijing) Co., Ltd.
Party B:	Beijing Yuehang Digital Media Advertising Co., Ltd.
WHEREAS,
(1)	Party A is a wholly foreign-owned enterprise incorporated in accordance with law. It has a strong technology development and technology support capacity and also has ample experiences in respect of technology support and services;

(2)	Party B requires a professional technology company to provide technology support and services in the course of its operation and management;
NOW, THEREFORE, Party A and Party B, through friendly negotiations and abiding by the principle of equality and mutual benefit, hereby agree as follows:
1.	Technology Support and Services

1.1	Party A agrees to provide the following services to Party B:
1.1.1	Perform research and development on related technologies according to Party B’s business needs;

1.1.2	Be responsible for the daily maintenance, monitoring, debugging and troubleshooting of Party B’s advertising production and broadcasting system;

1.1.3	As requested by Party B from time to time, carry out related investigations and collect relevant data and materials concerning Party B’s technology problems and needs during business operations; provide the investigation findings and reports within the time limit required by Party B;

1.1.4	Provide to Party B (such as, but not limited to) the technology design, schemes, drawings, data, parameters, standards, programs, databases, technology research results of the same type, reports, materials and data in connection with Party B’s technology problems during operation;

1.1.5	Timely answer Party B’s technology inquiries and if necessary, send personnel to solve technology problems on site;

1.1.6	Provide other related technology support and technology services for Party B according to the provisions of this Agreement.

1.2	Party B shall actively assist Party A in fulfilling the said work, including, but not limited to, providing related data, technology requirements, explanation.

1.3	The valid term of this Agreement is ten (10) years, starting from the effective date of this Agreement. Both parties agree that the term of this Agreement shall be automatically extended for ten (10) years upon its expiry, unless either party informs the other party of its intention of no extension at least twenty (20) days prior to the expiration of this Agreement.

2.	Exclusivity

Party A is the exclusive provider providing the technology support and services hereunder to Party B. Except with Party A’s prior written consent, Party B shall not accept the identical or similar technology support and services provided by any third party.

3.	Intellectual Property Rights

Any and all intellectual property rights arising from the performance of this Agreement, including, but not limited to, copyright, patent right and technology know-how, shall belong to Party A, and Party B may not be entitled to any right except those as specified herein. Both parties agree that this article will survive the change, cancellation or termination of this Agreement.

4.	Service Fee

Both parties agree that as a consideration for the technology support and technology services rendered by Party A to Party B under Article 1.1 hereof, Party B shall pay Party A the service fee pursuant to the stipulation of this Agreement. The amount of service fee and method of payment are set forth in the annex hereto. This annex may be amended on the basis of implementation after negotiations between both parties.

5.	Confidentiality

Both parties agreed that all information relating to this Agreement is confidential. Neither party shall disclose such information to any third party except its officers, directors, employees, agents and professional consultants, albeit that no consents are required from the opposite parties if disclosure of such information is mandated by law.

This article shall survive any change, cancellation or termination of this Agreement.

6.	Defaulting Liabilities

Both parties have the obligation to fully perform this Agreement. Where either party fails to perform any of its obligations hereunder, or any of its representations or warranties hereunder is materially untrue or inaccurate, such party shall be deemed to default under this Agreement and shall be held liable for all the losses thus incurred to the other party.

7.	Force Majeure

7.1	Force Majeure refers to objective situations that are not foreseeable, avoidable and surmountable. If either party becomes unable to perform this Agreement due to force majeure, its obligation may be waived partly or fully, depending on the impact of the force majeure. If the force majeure occurs after any delay of performance of obligations, the obligation shall not be waived.

7.2	Should either party be prevented from performing this Agreement due to force majeure, the prevented party shall without any delay notify the other party in order to mitigate any loss caused to the other party. The prevented party shall also provide written proof of the force majeure within 15 working days of the force majeure.

8.	Entire Agreement

Both parties acknowledge that this Agreement constitutes the entire agreement and understanding between both parties with respect to the subject matter hereof and completely supersedes and replaces all prior oral and/or written agreements and understandings between both parties with respect to the subject matter hereof.

9.	Governing Law

The execution, effectiveness, interpretation, performance, amendment, termination and dispute resolutions of this Agreement shall be governed by the law of the Peoples of Republic of China.

10.	Dispute Resolution

Any dispute arising from the performance of this Agreement shall be solved by both parties through friendly negotiations. In case no resolution can be reached, such dispute shall be referred to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules. Venue of arbitration shall be Beijing and arbitral award shall be final.

11.	Supplementary Provisions

11.1	The annex attached hereto shall form an integral part of this Agreement and has the same effect as the remainder of this Agreement.

11.2	This Agreement shall come into effect as of the date of signing by both parties.

11.3	This Agreement is executed in two (2) originals in Chinese, one (1) original for each party. All the original copies shall have the same legal effect.
[No text below]

Party A: AirMedia Technology (Beijing) Co., Ltd.
Authorized representative (signature): /s/ Guo Man
Name: Guo Man
Title:
Common seal: [Seal: AirMedia Technology (Beijing) Co., Ltd.]
Party B: Beijing Yuehang Digital Media Advertising Co., Ltd.
Authorized representative (signature): /s/ Fong Zhonghua
Name: Fong Zhonghua
Title:
Common seal: [Seal: Beijing Yuehang Digital Media Advertising Co., Ltd.]

[Annex]
Service Fee Calculation Standard
1.	Party A and Party B agree that Party B shall pay technology support and technology service fee to Party A according to the following requirements:
(1)	In the first month of each year (for the first year, it means the next month after the signing of this Agreement), Party A and Party B determine the annual service fee amount of this year. The annual service fee amount confirmed by both parties shall be annexed to this Agreement, respectively.

(2)	When both parties determine annual service fee amount, the technology service fee of current year may be adjusted by giving due consideration to the following factors, including, but not limited to:
(a)	The number of the employees to be assigned by Party A to render services for Party B and the qualification of these employees;

(b)	The amount of time proposed for Party A’s employees to provide services;

(c)	The specific contents and value of the services rendered by Party A;

(d)	Whether use licenses are provided to Party B with respect to specific technologies (including patented and non-patented technologies) during the provisioning of technology support and technology services;

(e)	The internal relations between Party A’s technology support and technology services and Party B’s operating income.
(3)	Party B shall pay the said annual service fee evenly on a quarterly basis. Party B shall, within fifteen (15) working days before each quarter finishes, pay the service fee amount of this quarter to the bank account designated by Party A.
2.	If Party A is of the opinion that the fee as set out in Article 1 of this Annex becomes inappropriate for the change of objective situation and needs to be adjusted, Party B shall, within seven (7) working days after receiving the written request about fee adjustment from Party A, negotiate with Party A actively and in good faith so as to determine the new billing standard or system.

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